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                                                                   Exhibit 37

FOR IMMEDIATE RELEASE

CONTACT:    ALLIED Group
            Donna Smith
            (515) 280-4891

                 ALLIED LIFE ANNOUNCES IOWA REGULATORY APPROVAL

DES MOINES, IOWA, SEPTEMBER 14, 1998 -- ALLIED Life Financial Corporation (NASDAQ: ALFC) announced today that on September 11, 1998, Nationwide Mutual Insurance Company received regulatory approval from the Iowa Insurance Commissioner approving Nationwide's acquisition of control of ALLIED Life Insurance Company. In addition, on August 26, 1998, the ALLIED Mutual Insurance Company policyholders approved the merger between ALLIED Mutual Insurance Company and Nationwide.

"We are extremely pleased that all the regulatory hurdles have been cleared and look forward to completing the transaction with Nationwide," said Samuel J. Wells, President. Nationwide announced on August 28, 1998 that it has extended until September 30, 1998, its cash tender offer to buy all outstanding shares of common stock of ALLIED Life Financial Corporation.

ALLIED Life Financial Corporation is a holding company that, through its principal subsidiary, ALLIED Life Insurance Company, underwrites, markets and distributes life insurance and annuity products in rural and suburban areas of the United states. Company financial information is on the Internet at http://www.cfonews.com/slfc.

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